CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                 SEGWAY VI CORP

Federal Employer Identification No.

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:

                           SEGWAY VI CORP

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 13th , day of August, 2003.

         Resolved Article First of the Certificate of Incorporation be amended to read as follows:

                  The name of the corporation is 3DLP INTERNATIONAL INC.

3. The number of shares outstanding at the time of the adoption of the amendment was 5,000,000. The total number of share entitled to vote thereon was 5,000,000.

4.       The number of shares for and against such amendment is as follows:

         Number of Shares Voting for Amendment: 5,000,000.

         Number of Shares Voting Against Amendment: 0

5. The effective date of this Amendment to the Certificate of Incorporation shall be: upon filing Dated this 13th day of August, 2003.


                                  SEGWAY VI CORP
                                  Corporate Name

                                  By:/s/ Ken Tetterington
                                  -----------------------------
                                         Signature

                                  Ken Tetterington President
                                  -----------------------------
                                  Type Name and Title